UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

June 30, 2014
Date of Report (Date of Earliest event reported)

NSU Resources Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada	333-148546	20-8248213
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3800 Paddock Road, R.R. #5, Claremont, Ontario, CANADA L1Y 1A2
 (Address of principal executive offices)  (Zip Code)

647.204.6898
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement.

The Company was formed in January 2007 and its primary focus is mineral exploration and carbon development, with a mission to become a vertically integrated provider of Rare Earth Elements. This business has yet to produce profit or sales. The Company has been exploring additional environmentally friendly products and service lines to develop.

On June 29, 2014, 1776729 Ontario Corporation, a company controlled by Dr. Luc Duchesne the Chief Executive officer and director of the Company sold 19,000,000 shares of common stock to the Company for $100. On the same date the Company assigned the exclusive license issued from 1776729 Ontario Corporation, for rare earth extraction and carbon credit technologies to Dr. Duchesne for $100, thus terminating the Company's license in the technologies.

On the same day a full and mutual release was signed by the Company and Great Rock Development Corp. pertaining to the rare earth extraction technology use as described in the Company’s Form 8K filed on April 29, 2013.

On June 29, 2014 the Company was granted the perpetual exclusive rights to the use of Optimum Performance (a proprietary formulation of a highly potent all-in-one daily feed supplement for the Horse industry. In consideration for the assignment of these rights, the Company will pay a gross sales royalty of 1.5% on future sales and agreed to pre-pay $120,000 in royalties. Said pre-payment was settled by the issuance of 120,000 Preferred Series A 12% Convertible shares to 2412151 Ontario Limited.

The Preferred Series A 12% Convertible shares have a par value of $1.00 and entitle holder to 1 vote and pays interest at 12% per year, paid quarterly. At the option of the holder, the Series A can be converted into shares of the Company's common stock. The number of shares to be issued will be determined by dividing the amount of the Series A shares being converted by $0.001.

The acquisition of this formula from 2412151 Ontario Limited will permit the Company to diversify the company’s current business opportunities, more particularly to build sales channels and establish an International Brand. While the Company is impressed with the market potential of Optimum Performance there can be no assurance of its success and market acceptance on an domestic or international basis.

On June 29, 2014 John Wilkes and Gary Yaghdjian were appointed directors of the Company. Subsequent to these appointments, Dr. Duchesne and Dr Williams resigned as officers and directors of the Company. Mr. Yaghdjian was then appointed as the Company's President and Chief Executive Officer and Mr. Wilkes was appointed as the Company's Secretary, Treasurer and Chief Financial Officer.

Information concerning Mr. Yaghdjian and Mr. Wilkes follows:

Mr. Yaghdjian (53) has been a professional in the horse industry since 1978. He is an Equine Canada certified level 2 coach in both English and Western disciplines. He holds judging credentials with Equine Canada in multiple disciplines. Gary has served as a director of the board for Equine Canada, The Ontario Equestrian Federation, The Ontario Reining Horse Association as well as Reining Canada. He is the past President of The Ontario Equestrian Federation; Ontario Reining Horse Association, as well as the Central East Hunter Jumper Association. He has been recognized for extraordinary service with his induction into The Ontario Equestrian Federation Hall of Fame. He has been a competitor in the disciple of reining internationally as well as competing in the Hunter/Jumper discipline within Ontario. Gary, along with his wife Danielle currently own and operate The Pickering Horse Centre Ltd. in Claremont Ontario. The Pickering Horse Centre is a 50-horse riding facility offering a riding school, Hunter/Jumper show boarding and training, horse camps as well as hosting 17 multi-discipline horse competitions yearly.

Mr. Wilkes, M.B.A., C.P.A., C.A. (52) earned his C.A. designation with Price Waterhouse in Toronto, Canada. Upon obtaining his designation he worked privately for a brief period of time before joining Coopers & Lybrand in Toronto, Canada. While there Mr. Wilkes focused on insolvency and Mergers and Acquisitions. In the early ‘90’s Mr. Wilkes joined a junior investment bank called Peagun Corporation where he spent most of his time evaluating environmental technologies. Since 2005, Mr. Wilkes has been an Independent Investment Management Professional, making private investments in both private and public companies that, for the most part, have their core business in the environmental space.

The Company's directors serve until the next annual meeting of the Company's shareholders and until their successors have been duly elected and qualified. The Company's officers serve at the discretion of the Company's directors. The Company does not compensate any person for acting as a director.

Mr. Yaghdjian and Mr. Wilkes are not independent directors as that term is defined in section 803 of the listing standards of the NYSE AMEX. Neither Mr. Yaghdjian nor Mr. Wilkes are a "financial expert" as that term is defined in the regulations of the Securities and Exchange Commission.

The following shows the amounts the Company expects to pay to Mr. Yaghdjian and Mr. Wilkes during the twelve months ending December 31, 2014, and the amount of time these persons expect to devote to the Company.

Name	Projected Compensation	% of time to be devoted to Company's business

Gary Yaghdjian	$1	50%
John Wilkes	$1	80%

As of June 16, 2014 Mr. Yaghdjian owned 0 shares of the Company's common stock, or 0% of the Company's outstanding shares and owns 40,000 Preferred Series A Convertible stock; and Mr. Wilkes owned 1,500,000 shares of the Company's common stock, or <1% of the Company's outstanding shares and owns 40,000 Preferred Series A Convertible stock.

Mr. Yaghdjian and Mr. Wilkes each own 33% of 2412151 Ontario Limited the assigner of the license to the Optimum Performance product outlined above and thus there is an inherent.  conflict of interest.  Mr. Wilkes and Mr. Yaghdjian may at their sole discretion convert their percentage of the Preferred Series A stock and be issued 40,000,000 common shares of the Company each.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

NSU Resources Inc.

Date: June 29, 2014	By:	/s/ Gary Yaghdjian
	Name:	Gary Yaghdjian
	Title:	President and Chief Executive Officer